Exhibit A
                                        August 24, 1995

          Carl C. Icahn
          High River Limited Partnership
          90 South Bedford Road
          Mt. Kisco, New York  10549

          Ladies and Gentlemen:

                    McNeil Partners, L.P. ("McNeil Partners"), is the general partner of each of McNeil Pacific Investors Fund 1972, McNeil Real Estate Fund V, Ltd., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXIV, L.P. and McNeil Real Estate Fund XXV, L.P. (collectively the "Partnerships"). High River Limited Partnership ("High River") has commenced tender offers (the "High River Offers") to acquire units of limited partnership interest ("Units") in each of the Partnerships pursuant to Offers to Purchase dated August 3, 1995 and the related Assignment of Partnership Interests (as supplemented and amended, the "Offers to Purchase").

                    The parties to this letter agreement (this
          "Letter Agreement") hereby agree that, except as otherwise hereafter agreed by the parties hereto:

                    (1) Until September 7, 1995, McNeil Partners and its affiliates shall not (i) in any manner acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, any securities of any of the Partnerships or their affiliates, (ii) propose to enter into, directly or indirectly, any merger or business combination involving any of the Partnerships or their affiliates or (iii) engage in discussions or negotiations with or assist any third party in respect of any transaction involving McNeil Partners, the Partnerships or their affiliates (which term shall include, without limitation, for purposes of this Letter Agreement other limited partnerships of which McNeil Partners is the general partner);

                    (2) Until September 7, 1995, McNeil Partners shall, and shall cause The Herman Group, Inc., to (i) respond to limited partner's inquiries only by summarizing the terms of the Press Release attached hereto (the "Press Release") and (ii) not make any other statement (including making any telephone calls to limited partners) in respect of the High River Offers;

                    (3) Until September 7, 1995, High River shall, and shall cause D.F. King & Co., Inc., to (i) respond to limited partner's inquiries only by summarizing the terms of the Press Release and (ii) not make any other statement (including making any telephone calls to limited partners) in respect of the High River Offers;

                    (4) McNeil Partners shall facilitate and allow High River to conduct customary and reasonable due diligence in respect of McNeil Partners, the Partnerships and their affiliates and High River and its affiliates agree (i) to use their best efforts to complete such due diligence as promptly as practicable and, (ii) unless otherwise required by law, rule or regulation (as determined by High River's counsel in its sole discretion), not to disclose any notes, analyses, compilations, studies, interpretations or other documents or materials furnished to High River in respect of such due diligence relating to or concerning McNeil Partners, the Partnerships or their affiliates (including any summaries or other documents prepared by High River) to any third party;

                    (5)  Until September 7, 1995, except as
          otherwise required by law, rule or regulation, McNeil Partners and High River shall not mail or cause to be mailed to limited partners, or published, any information in respect of the Partnerships, except for the Press Release;

                    (6) Until September 7, 1995, McNeil Partners and High River shall hold in abeyance (i) all proceedings in the litigation between the parties hereto and their affiliates and (ii) any demands made by High River or its affiliates for lists of limited partners, related information and/or transfers of Units of the Partnerships;

                    (7)  High River, Carl C. Icahn and their
          affiliates shall not prior to August 24, 1996 (i) in any manner acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, any securities of any of the partnerships listed on Exhibit 1 attached hereto (the "Other Partnerships"), (ii) propose to enter into, directly or indirectly, any merger or business combination involving any of the Other Partnerships,
          (iii) make, or in any way participate, directly or indirectly, in any "solicitation" or "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of any of the Other Partnerships, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Other Partnerships, or (v) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vi) loan money to, advise, assist or encourage any person in connection with any of the actions described in this sentence;

                    (8)  High River shall extend the expiration
          date of the Offers to Purchase until September 12, 1995 and High River and McNeil Partners shall issue the Press Release, which announces such extension, on August 25, 1995; and

                    (9)  McNeil Partners shall have the absolute
          right, from time to time through the close of business on September 6, 1995, to require High River to extend and, upon receipt of written notice from McNeil Partners, High River shall unconditionally extend, effective at 9:00 a.m. on the next business day, the expiration date of the Offers to Purchase and High River shall, upon receipt of such notice, issue a press release no later than the next business day announcing such extension; provided, however, under no circumstances shall McNeil Partners have the right to require High River to extend the expiration date of the Offers to Purchase beyond September 20, 1995;

                    (10) High River shall, upon delivery of written notice to McNeil Partners, have the absolute right to extend the expiration date of the Offers to Purchase beyond September 12, 1995 or such later date as is then the applicable expiration date; and

                    (11) High River and McNeil Partners shall each use their best efforts to cooperate with the other to effect the matters set forth herein.

                                        Sincerely,

                                        McNeil Partners, L.P.

                                             By:  McNeil Investors, Inc.

                                             /s/ Robert A. McNeil
                                             _____________________________
                                             Robert A. McNeil
                                             Chairman

                                             /s/ Carole J. McNeil
                                             ______________________________
                                             Carole J. McNeil
                                             Co-Chairman
          Consented and Agreed

          High River Limited Partnership

               By:  Riverdale Investors Corp., Inc.

               /s/ Edward Mattner
               __________________________
               Edward Mattner
               President


          /s/ Carl C. Icahn
          _______________________________
          Carl C. Icahn


          EXHIBIT 1

                               OTHER PARTNERSHIPS

          McNeil Pension Investment Fund, Ltd.
          McNeil Real Estate Fund XII, Ltd.
          McNeil Real Estate Fund XXI, L.P.
          McNeil Real Estate Fund XXII, L.P.
          McNeil Real Estate Fund XXIII, L.P.
          McNeil Real Estate Fund XXVI, L.P.
          McNeil Real Estate Fund XXVII, L.P.

                                                        DRAFT

          CONTACT: The Herman Group, Inc.    D.F. King & Co., Inc.
                   (800) 658-2007            (800) 628-8538

          FOR IMMEDIATE RELEASE

                      HIGH RIVER TENDER OFFERS FOR MCNEIL
                         LIMITED PARTNERSHIPS EXTENDED

                    Dallas, Texas and New York, New York, August 24, 1995--High River Limited Partnership ("High River") today announced that it has extended the expiration date of its tender offers (the "Tender Offers") for units of limited partnership interest in each of McNeil Pacific Investors Fund 1972, McNeil Real Estate Fund V, Ltd., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXIV, L.P. and McNeil Real Estate Fund XXV, L.P. (collectively, the "Partnerships") until 12:00 midnight, New York City time, on September 12, 1995. High River and McNeil Partners, L.P., the general partner of each of the Partnerships ("McNeil Partners"), also announced that they are currently engaged in settlement discussions which, among other things, may result in settlement of litigation with respect to the Tender Offers. No assurance can be given as to the outcome of those discussions.

                    The Tender Offers are being made pursuant to the Offers to Purchase dated August 3, 1995, as amended and supplemented.